Exhibit 99.1
August 25, 2026

The nomination period for the 2026 FHLB Des Moines director election concluded effective July 22, 2026. Based on Federal Housing Finance Agency (FHFA) designations for directors, the states of Idaho, North Dakota and Wyoming each have one member director seat to fill. In addition, two independent director seats will be filled through a district wide election. You will receive a ballot to vote for the two seats in the independent director election.

This year, the state of North Dakota had only one eligible candidate who accepted his nomination for election. This candidate was Karl Bollingberg, Director of Cornerstone Bank in Fargo, North Dakota. As the only eligible candidate in North Dakota, Mr. Bollingberg is declared reelected to the FHLB Des Moines Board in accordance with FHFA regulations. He will begin serving his third full term as an FHLB Des Moines director on January 1, 2027.

Karl Bollingberg has served as the Director of Cornerstone Bank since 2022. Mr. Bollingberg retired from Alerus Financial in Grand Forks, North Dakota, in 2022, where he served in various roles for more than 34 years. Mr. Bollingberg is active in a number of civic organizations including advisory board member and chair for the Bank of North Dakota, and member and past chair of the Regional Airport Authority in Grand Forks, North Dakota. In addition, he previously served as a member and chair for the Regional Economic Development Corporation in Grand Forks, North Dakota and was campaign chairperson for the Community Violence and Intervention Center Shelter Project in Grand Forks, North Dakota.

Mr. Bollingberg’s position as a director of a member institution and his experience, as indicated by his background, support his qualifications to serve on our Board of Directors.

FHLB Des Moines Board of Directors is comprised of both member and independent directorships from Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, the U.S. Pacific territories of American Samoa and Guam and the Commonwealth of the Northern Mariana Islands.

If you have any questions about the election process, please contact Candy Cave, MFO manager at ccave@fhlbdm.com or 515.412.2165.

Sincerely,

Cherie Schuler
Senior Director, Member and Financial Operations
cschuler@fhlbdm.com